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                                                                    EXHIBIT 5.1

                              HUBBELL INCORPORATED
                             584 Derby Milford Road
                         Orange, Connecticut 06477-4024

                                                January 9, 1997


Hubbell Incorporated
584 Derby Milford Road
Orange, Connecticut 06477-4024

Ladies and Gentlemen:

        I am General Counsel of Hubbell Incorporated, a Connecticut corporation (the "Company"), and I render this opinion in such capacity in connection with the Registration Statement on Form S-4 (File No. 333-18191) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of shares (the "Shares") of Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock") to the holders of common stock, no par value, of Fargo Mfg. Company, Inc., a New York corporation ("Fargo"), in connection with the proposed merger (the "Merger") of FMC Acquisition Corporation ("FMC"), a direct, wholly owned subsidiary of the Company, with and into Fargo pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 13, 1996, among the Company, FMC and Fargo, as amended by Amendment No. 1 thereto, dated as of January 8, 1997, each of which has been filed as an exhibit to the Registration Statement. The Class B Common Stock is described in the Prospectus/Proxy Statement included in the Registration Statement, to which this opinion is an exhibit.

        I have examined an executive copy of the Registration Statement (including the exhibits thereto). In addition, I have examined, and have relied upon as to matters of fact

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Hubbell Incorporated                  -2-                       January 9, 1997


upon, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, and assuming the effectiveness of the Registration Statement under the Securities Act, I am of the opinion that the Shares, upon consummation of the Merger, will be validly issued, fully paid and nonassessable.

        I am a member of the Bar of the State of Connecticut, and I do not express any opinion herein concerning any law other than the law of the State of Connecticut and the federal law of the United States.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Richard W. Davies
                                        ---------------------------
                                        Richard W. Davies, Esq.
                                        General Counsel